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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                2000     1999
                                                                ----     ----
Income from continuing operations...........................    $ 22     $ 80
Add:
  Interest expense..........................................     139       58
  Portion of rentals representative of the interest
     factor.................................................      10        8
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................      --       20
  Income tax expense (benefit) and other taxes on income....      (1)      60
  Amortization of interest capitalized......................      --       --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........      --       --
                                                                ----     ----
       Earnings as defined..................................    $170     $226
                                                                ====     ====
Interest expense............................................    $139     $ 58
Interest capitalized........................................       4       --
Portion of rentals representative of the interest factor....      10        8
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      --       32
                                                                ----     ----
       Fixed charges as defined.............................    $153     $ 98
                                                                ====     ====
Ratio of earnings to fixed charges..........................    1.11     2.31
                                                                ====     ====
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